Engagement Agreement

January 24, 2012

MA Managed Futures Fund, LP
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, FL 33410

Ladies and Gentlemen:

Thank you for selecting NAV Consulting, Inc. ("we" or "us") to perform certain accounting, tax, back-office, data processing, and/or related services for your investment management business. In connection with our business relationship with you (the "Engagement"), we and you ("you") agree that the Engagement will be governed by the terms set forth below.

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1. Services. We agree to provide you the services that are set forth in the schedule attached to this agreement as Exhibit A, as such services may be amended or modified from time to time by written agreement of the parties (each, a "Service" and collectively, the "Services"). During the Engagement, we shall not be, or act as, an agent or representative of you in dealings with third persons, except as expressly directed by you in writing. Furthermore, this Engagement shall not prevent us from providing services, whether similar to or different from the Services, to any other person or entity, including your competitors. You agree to review promptly all work product that we deliver to you and inform us of any error in such work product. Your failure to inform us of any such error shall be deemed to evidence your acceptance of such work product. You agree that we may, within our sole discretion, arrange for our sister concern Backoffice IT Solutions to perform some of the Services. Any portion of the Services performed by such related businesses shall be governed by the terms and conditions of this Engagement and your sole recourse with respect to any such Services shall be us.

2. Fees and Expenses. In return for our Services, you agree to pay to us fees in the amounts, and according to the terms, set forth in the schedule attached to this letter as Exhibit A, as such fees may be amended or modified from time to time by us upon written notice to you. You also agree to reimburse us for our expenses incurred in connection with the Services. We will not incur reimbursable expenses over $100 prior to submitting such expenses for your approval, and generally our reimbursable expenses include, but are not limited to, standard postage and minimal handling charges for Investor statements sent via US Mail (or international post) and overnight shipping expenses, when applicable. Because this is a new client relationship, you agree to remit to us an Advance Payment of US$ 3,000. Although the Advance payment is due immediately, our billing for the services will not commence until we initiate services to the Fund. If the launch of a Fund is delayed, then we will not begin billing for our services until the Fund launches. We credit

the Advance Payment immediately against the invoice for our services, which means your initial invoices from us will be reduced by the amount of the Advance Payment when we begin billing. In the event that our first invoice is less than the amount of the Advance Payment, then the remaining credit balance of the Advance Payment will be applied to our successive invoices until the amount of the Advance Payment has been fully applied. We generally will bill you monthly for our fees and expenses, and payment is due upon your receipt of all invoices.

3. Term. We shall begin performing the Services and this Engagement shall begin upon our receipt of a signed copy of this agreement and or at such other time as mutually agreed upon. Either party may terminate this Engagement upon written notice to the other party, or as otherwise mutually agreed. Upon the termination of this Engagement, we shall cooperate with any reasonable request by you to deliver your documents, records or files to you, or another service provider to facilitate an orderly transition of services, provided, however, that we may retain copies of all such documents, records, or files for ordinary recordkeeping purposes.

4. Information. In connection with the Engagement, you agree to deliver such data, documents and information as are necessary in our sole determination to facilitate the performance of the Services (the "Information"). You agree to cooperate with us and our representatives in any request for the Information and to deliver the Information to us on a timely basis and in the format requested by us. You acknowledge that your failure to promptly deliver the Information when, and in the format, requested by us may impair or prevent us from successfully performing the Services.

5. Confidentiality and Non-Solicitation. In consideration for and as a condition of you furnishing to us the Information, we acknowledge the confidential and proprietary nature of the Information and agree to maintain the confidentiality of the Information as provided in this agreement, so that none of the Information will be divulged to any other person, except as provided in this agreement, and to take, or abstain from taking, certain other actions as set forth below. Further, except as described in this agreement, we agree not to use the Information for any purpose other than to provide the Services to you.

Except as described in this agreement, we agree not to disclose the Information to anyone without your prior written or oral consent. However, we may disclose the Information without your consent (i) to our, or your, employees, agents, officers, directors and affiliates in connection with the performance of the Services, (ii) to your other professional service providers and advisers, including, but not limited to, your legal counsel and auditors, to the extent that such persons need to know the Information in connection with the performance of the Services, or such other persons' provision of other services to you, (iii) to any government agency, regulatory or self-regulatory organization, or court or arbitral body upon presentation by such entity to us of a subpoena or other order directing the production of any Information, or (iv) to the extent otherwise permitted by applicable law.

Further, the restriction described above does not apply to Information which (i) is or becomes part of the public domain through no breach by either party to this agreement or (ii) comes into our possession from a source who is not known to us to be bound by any legal or contractual obligations of confidentiality to you.

For the period beginning on the date of this Agreement and ending three (3) years following termination of this Agreement, you on behalf of yourself, your owners, managers, partners, employees and agents, will not

knowingly solicit or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any of our employees, consultants or persons affiliated with us or solicit or induce, or attempt to solicit or induce, any such persons from terminating their relationship with us.

6. Indemnification and Standard of Liability. You agree to indemnify, defend and hold harmless us, our officers, directors, shareholders, employees, agents and affiliates (collectively, "NAV Parties") and their respective successors and assigns from and against any liability, loss, cost or expense (including, without limitation, reasonable legal fees and expenses) (individually, "Loss" and collectively, "Losses") of the NAV Parties arising from, related to, or in connection with, the Engagement or any Service provided during the Engagement, including but not limited to any Losses asserted by members of the Fund or other third parties, unless such Losses are the direct result of the willful misfeasance or gross negligence of the NAV Parties.

In no event shall the NAV Parties have any liability to you or any other person or entity which seeks to recover alleged damages or losses from any NAV Party for Losses in excess of the fees paid to us by you in the one (1) year preceding the occurrence of any Loss; nor shall the NAV Parties be liable for any consequential damages, including any lost profits, regardless whether you have notified us of the possibility of such damages. The NAV Parties also shall not be liable for any punitive damages to the extent permitted by law.

You consent to our use of automated systems, including, but not limited to, computer hardware, software, servers and data storage systems (collectively, the "Automated Systems"), to provide the Services. You understand that the use of Automated Systems entails risks, including, but not limited to, interruption of Services, loss of Information and communications failure, that could cause Losses to you. We make no representation or warranty of any kind, express or implied, with respect to the selection, design, functionality or operation of the Automated Systems. Without limiting the foregoing, you expressly disclaim any representation that the Automated Systems will operate without Losses, interruption or error. You also agree that the NAV Parties shall not be responsible for Losses that result from the delay, misdirection or loss of any Information, correspondence or document sent by us via a reputable postal or courier service.

This letter shall serve as the Fund's authorization for the use of e-mail and other electronic methods to transmit and receive information, including confidential information, between us and the Fund or its Manager or designated third parties and between us and outside specialists or other entities engaged by either us or the Fund. The Fund acknowledges that e-mail travels over the public Internet, which is not a secure means of communication and, thus, confidentiality of the transmitted information could be compromised through no fault of us. We will employ commercially reasonable efforts and take appropriate precautions to protect the privacy and confidentiality of transmitted information.

You further acknowledge and agree that any information you or third party providers may furnish us in connection with the Services will be accepted by us as accurate and complete without independent verification. You confirm that we may rely on such information and the accuracy thereof without inquiry, audit or review on our part.

7. Use of Agents; Assignment. You expressly agree that we may use agents or other third parties in performing the Services, provided, however, that we shall remain solely responsible for the satisfaction of

its obligations under this agreement and the supervision of the activities of such agents or third parties. Neither party may assign its rights, duties or obligations under this agreement without the prior written consent of the other.

8. Fund Responsibilities. The Fund's management is responsible for the fair presentation, in accordance with accounting principles generally accepted in the United States of America, of the Fund's financial statements and all representations contained therein. The Fund's management also is responsible for identifying and ensuring that the Fund complies with laws and regulations applicable to its activities. The Fund's management is also responsible for preventing and detecting fraud, including the design and implementation of programs and controls to prevent and detect fraud, for adopting sound accounting policies, and for establishing and maintaining effective internal controls and procedures for financial reporting to maintain the reliability of the financial statements and to provide reasonable assurance against the possibility of misstatements that are material to the financial statements.

9. Limited Scope of Our Services. We are not being engaged to perform and will not perform any audit, review or other attestation services concerning any financial statements or other information of the Fund or Manager. Accordingly, we will not express any opinion on any Fund financial statement, nor will we perform any services relating to the Fund's system of internal controls. We have no duties to report any information to the Fund regarding its system of internal controls, including but not limited to any significant deficiencies or material weaknesses.

You agree not to use our name, NAV Consulting, without our prior written consent. Notwithstanding the foregoing, we understand that certain of our work product may be provided to your Members, provided any such work product is clearly marked "unaudited".

10. Dispute Resolution. Prior to litigation, the parties shall attempt to resolve through mediation any dispute or claim arising out of or relating to the Engagement between the parties, the Services provided thereunder, or any other services provided by or on behalf of us or our agents to the Fund or at the Fund's request (including any dispute or claim involving any person or entity for whose benefit the services in question are or were provided). Any mediation shall take place in Chicago, Illinois, pursuant to the procedures set forth below. Either party may seek to enforce any written agreement reached by the parties during mediation in any court of competent jurisdiction. The prevailing party's reasonable attorney fees and expenses incurred in any litigation shall be paid by the other party.

Notwithstanding any agreement to mediate, either party may seek injunctive relief to enforce its rights with respect to (i) the use or protection of its confidential or proprietary information or material or (ii) solicitation or employment of its employees solely in the courts located in the State of Illinois.

Mediation Any party may request mediation of a dispute by providing a written Request for Mediation to the other party or parties. The mediator, as well as the time and place of the mediation, shall be selected by agreement of the parties. The parties agree to discuss their differences in good faith and to attempt, with facilitation by the mediator, to reach a consensual resolution of the dispute. The mediation shall be treated as a settlement discussion and shall be confidential. The mediator may not testify for any party in any later proceeding related to the dispute. No recording or transcript shall be made of the mediation proceeding.

Each party shall bear its own costs in the mediation. Absent an agreement to the contrary, the fees and expenses of the mediator shall be shared equally by the parties.

The parties agree and consent to the jurisdiction of the state and federal courts in the State of Illinois for any litigation arising out of or relating to this Engagement or the Services.

11. Miscellaneous Terms. This letter constitutes the entire agreement between you and us and supersedes any prior oral or written agreement between the parties. Neither party may modify this agreement without the written consent of the other party. This agreement shall be binding upon each party's affiliates, successors and assigns. Should any term of this agreement be prohibited or made invalid under applicable law, that term will not affect the validity or legality of the remaining terms of this agreement. The obligations set forth in Sections 2, 5 and 6 shall survive the Engagement. This agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

Once again, we are delighted to have the opportunity to work with you. Please acknowledge your acceptance of this agreement by signing a copy of this letter in the space below and returning it to my attention. Should you have any questions regarding our arrangement, please contact me at the number listed above.

Sincerely yours,	Consented to and Agreed:
	Monty Agarwal
NAV Consulting, Inc.	MA Managed Futures Fund, LP
By: ________________________	By: Monty Agarwal
Its: President	Its: Director
Date: ________________________	Date: 1/23/2012

Proposal for Services of Fund Administration

MA Managed Futures Fund, LP

Core Fund Services | NAV Calculation Agent Functions (Monthly NAV)

Fee Schedule

5 basis points (0.05% per annum) of net assets per Fund, payable monthly, subject to a monthly minimum fee of US$ 2,500 per month per Fund.

- For purposes of fee calculation, "net assets" will be defined as cash assets and not include leveraged/notional value.

Detail of Services Provided

- Unaudited Monthly Accounting
- Reconciliation of Broker Statements
- Reconciliation of Bank Statements
- Allocation of Income and Expenses to Investors
- Allocation of Gains and Losses to Investors
- Computation of Management Fee and Incentive Fees
- Preparation of Unaudited Balance Sheet
- Preparation of Income Statement
- Preparation of Trial Balance
- Calculation of Fund Performance (Monthly, Year to Date, and Since Inception)
- Preparation and Distribution of Individual Investor Statements to the Investors (Monthly)
- Secure Online Access for Investors to Individual Investor Statements and Performance Data
- Secure Online Access for Manager to all Accounting Packages and Related Reporting
- Requisite Audit Support to the Fund's Auditors during the annual audit process

General Fees | Advance Payment, Setup Fee, and Expenses

Advance Payment. An Advance Payment of US$ 2,000 will be required.

- Although the Advance payment is due upon engagement, billing for our services does not begin until we officially initiate services.
- If the launch of the Fund is delayed, then we will not begin billing for our services until the Fund launches.

- We credit the Advance Payment immediately against invoices for our services, which means your initial invoices from us will be reduced by the amount of the Advance Payment when we begin our billing.
- In the event our first invoice is less than the amount of the Advance Payment, then the remaining credit balance of the Advance Payment will be applied to our successive invoices until the amount of the Advance Payment has been fully applied.

Setup Fee. A one-time Setup Fee of US$ 3,000 will be charged at the time of our first invoice for initial systems setup and accounting file preparation.

Expenses. We will not incur reimbursable expenses over US$ 100 without your express prior approval. Our reimbursable expenses are generally limited to postage and minimal handling charges for Investor statements sent via US Mail (or international post) and overnight shipping expenses.